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                                                                    EXHIBIT 99.2

Virata Announces Record Revenues for Fiscal 2000 Third Quarter

Sequential Revenue up 35 Percent, Company Signs Record New Customer Licenses


SANTA CLARA, Calif., Jan. 26/PRNewswire/--Virata(R) Corporation (Nasdaq: VRTA -
                                                                         ----
news), a leading DSL semiconductor supplier for broadband communications, today
----
announced its results for the third quarter and nine months ended January 2, 2000.

     Third quarter highlights:

     -- Record revenues of $4.1 million, an increase of 35% over prior quarter -- Record new license wins
     -- Announced design wins with Siemens, Netopia and Adaptive Broadband
     -- Strong market acceptance of Virata solutions in Q3
     -- Successful IPO raising $73.0 million after expenses

     During Q4 FY 2000 Virata has:

     -- Pending acquisition of D2 Technologies, providing voice over IP capabilities
     -- Booked sufficient orders to drive anticipated revenue growth of 100%
        for Q4 FY 2000
     -- Announced design wins with Diamond Multimedia and CIG

Led by higher than expected market acceptance and demand for Virata's Helium(TM) chip, revenue was a record $4.1 million for the three months ended January 2, 2000, a 35 percent and 137 percent increase over revenues in the preceding quarter and the prior year comparable period, respectively. During the quarter, Virata also added a record number of new customer licenses and expanded relationships with key customers. Net loss for the quarter was $3.3 million compared with a net loss of $3.2 million in the prior year third quarter. Net loss per basic and diluted share on a pro forma basis for the quarter was $0.19 per share compared to $0.24 per share in the prior year third quarter, which assumes the conversion of the outstanding shares of convertible preferred stock into common stock at the beginning of the prior year third quarter. Reported net loss per share for the third quarter was $0.29 per share compared to $1,60 per share in the prior year third quarter. At January 2, 2000, Virata had $81.1 million in cash equivalents and working capital of $79.7 million, reflecting its November 1999 initial public offering.

For the nine months ended January 2, 2000, Virata reported net revenues of $9.7 million, an increase of 43 percent over $6.8 million reported for the same period last year. Net loss for this period was $10.9 million compared with a net loss of $14.9 million for the same nine-month period in the prior year. Net loss per basic and diluted share on a pro forma basis for the nine months ended January 2, 2000 was $0.74 per share, compared to $1.11 per share for the same nine-month period in the prior year, which assumes the conversion of the outstanding shares of convertible preferred stock into common stock at the beginning of the prior year nine-month period. Reported net loss per basic and diluted share for the nine months ended January 2, 2000 was $2.12 per share, compared to $7.85 for the same nine-month period in the prior year.

Virata expects rapid revenue growth to continue. Commenting on the company's outlook, Andy Vought, chief financial officer said, "Our major equipment customers are experiencing strong demand for their products as the roll-out of DSL services accelerates. In turn, Virata's own order backlog has reached record levels and, as a result, we anticipate the company's revenues will double during Q4 over Q3. Looking further ahead, additional orders for new designs entering the market from our expanding customer base mean that Virata should be able to achieve further 25 percent sequential increases through the subsequent few quarters."

"Our record revenues reflect strong demand for our products, particularly the Helium chip, introduced in June 1999, which has
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outperformed our expectations and represents our top-selling product today,"
said Charles Cotton, chief executive officer. "The volume of Helium sales is a clear demonstration of the industry's acceptance of Virata's solutions and also an indication of the market's rapidly growing appetite for DSL based technologies. Virata's highly integrated semiconductor and software solutions deliver market-leading performance and the flexibility required to keep pace with emerging standards and the drive for new DSL enabled services, such as voice and video."

Cotton continued, "Our next scheduled product roll-out, Beryllium, is planned for release during the second quarter of calendar 2000 and is expected to reach volume shipment levels during the second half of the year. Beryllium is the world's most highly integrated ADSL semiconductor. Delivered with a comprehensive suite of software, it allows OEMs to reduce component count and board cost while delivering the performance and connectivity required for a wide range of equipment from PC modems to standalone gateways and routers."

About Virata Corporation

Santa Clara-based Virata Corporation provides communications processors combined with integrated software modules to manufacturers of equipment utilizing digital subscriber line (DSL) technologies. These "integrated software on silicon" product solutions enable customers to develop a diverse range of DSL equipment including modems, gateways and routers targeted at the voice and high-speed data network access, or broadband, market. Virata'a products are designed to enable DSL equipment manufacturers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and improvement.

Virata is a registered trademark, and Helium is a trademark of Virata. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.

Safe Harbor

Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially. Factors that might cause a difference include, but are not limited to, those relating to evolving industry standards, the pace of development and market acceptance of Virata's products and the DSL market generally, commercialization and technological delays or difficulties, the impact of competitive products and technologies, competitive pricing pressures, manufacturing risks, the possibility of our products infringing patents and other intellectual property of third parties, product defects, costs of product development and manufacturing, the company's ability to successfully complete the D2 Technologies acquisition in the time period specified or at all, risks associated with the integration of the two companies respective operations, possible disruptive effects of organizational or personnel changes, actions or announcements by competitors and government regulation. In exceptional market conditions the company may make predictive statements about future performance, however due to the unpredictable nature of the market Virata may not be able to nor wish to make further such statements. The company assumes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof. More detailed information about potential factors that could affect Virata's financial results is included in the documents Virata files from time to time with the Securities and Exchange Commission.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                        Three Months Ended       Nine Months Ended
                                     January 2, December 31,   January 2, December 31,
                                        1998       2000           1998       2000
      Revenues:
       Semiconductors                  $  425   $ 2,430       $  2,122     $  5,923
       License                            175       994          1,184        1,522
       Services and royalty               700       307          1,775        1,115
       Systems                            417       338          1,757        1,186
        Total revenues                  1,717     4,069          6,838        9,746

        Cost of revenues                  758     1,920          3,021        4,690

       Gross profit                       959     2,149          3,817        5,056
       Gross profit                      55.9%     52.8%          55.8%        51.9%

      Operating expenses:
       Research and development         2,553     3,045          6,139        8,175
       Sales and marketing                710     1,192          2,091        3,088
       General and administrative         965     1,477          4,064        3,780
       Amortization and intangible
        assets and other                  569       389          1,389        1,264
       Acquired in-process
        research and development           --        --          5,260           --
        Total operating expenses        4,797     6,103         18,943       16,307

        Loss from operations           (3,838)   (3,954)       (15,126)     (11,251)
        Interest and other
         income (expenses), net           648       619            241          344
        Net loss                      $(3,190)  $(3,335)      $(14,885)    $(10,907)


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
Basic and diluted net
 loss per share                 $ (1.60)     $ (0.29)    $ (7.85)     $ (2.12)
Weighted average
 common shares -- basic
 and diluted                      1.989       11,429       1,897        5,139
Pro forma basic
 and diluted
 loss per share (A)             $ (0.24)     $ (0.19)    $ (1.11)     $ (0.74)

Pro forma weighted
 average shares -- basic
 and diluted (A)                 13,521       17,419      13,429       14,824


(A) Pro forma basic and diluted net loss per share assumes that the conversion of the outstanding shares of convertible preferred stock into common stock that occurred upon the closing of the initial public offering occurred as of the beginning of the quarter and nine months ended December 31, 1998.

                          CONSOLIDATED BALANCE SHEET
                                (In thousands)

                                           January 2, 2000     March 31, 1999
                                             (unaudited)
ASSETS
Current assets:
 Cash and cash equivalents                       $ 81,055           $  8,616
 Short-term investment                                  -              1,001
 Accounts receivable, net                           2,333              2,267
 Inventories                                        1,374                264
 Other current assets                               1,995              1,232
  Total currents assets                            86,657             13,380

 Property and equipment, net                        2,862              2,479
 Intangible assets                                  2,768              3,328
  Total assets                                   $ 92,287           $ 19,187

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                $  2,895           $  2,112
 Accrued liabilities                                2,493              1,887
 Deferred revenue                                     575                489
 Capital lease obligations, current                   946                850
  Total current liabilities                         6,909              5,338

Capital lease obligations, long-term                1,386              1,130

Stockholders' equity:
 Convertible preferred stock                            -                801
 Common stock                                          20                211
 Additional paid-in-capital                       145,463             62,964
 Accumulated other comprehensive income               932                871
 Unearned stock compensation                         (888)            (1,500)
 Accumulated deficit                              (61,535)           (50,628)
  Total stockholders' equity                       83,992             12,719
   Total liabilities and
    stockholders' equity                         $ 92,287           $ 19,187